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                                 EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 23, 1998, which appears on page F-2 of the Aegis Communications Group, Inc. (formerly ATC Communications Group, Inc.) Annual Report on Form 10-K for the year ended June 30, 1998. We also consent to the application of such report to the Financial Statement Schedule for the three years ended June 30, 1998 which appears on page F-32 of such Annual Report on Form 10-K when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.



PRICEWATERHOUSECOOPERS LLP


Dallas, Texas
October 29, 1998